EXHIBIT 23.1




                                          Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form S-3 No. 333-45847) and related Prospectus of Ionic Fuel Technology, Inc. for the registration of 1,488,000 shares of its common stock, 63,000 Series A Warrants and 63,000 Series B Warrants and to the incorporation by reference therein of our report dated September 5, 1997, with respect to the consolidated financial statements and schedule of Ionic Fuel Technology, Inc., as amended, included in its Annual Report (Form 10-K/A) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.


                                ERNST & YOUNG LLP


Stamford, Connecticut
March 30, 1998